Exhibit 23.4
CONSENT OF KEEFE, BRUYETTE & WOODS, INC.
          We hereby consent to the use of our name and to the description of our opinion, dated October 11, 2007, and to the inclusion of our opinion letter as Annex B to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Independent Bank Corp. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

KEEFE, BRUYETTE & WOODS, INC.
New York, New York
December 5, 2007

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
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